Exhibit 99.1

For further information contact:
Kay Jackson Senior Director, Corporate Communications (817) 415-3300 media.relations@radioshack.com	James Grant Senior Director, Investor Relations (817) 415-7833 investor.relations@radioshack.com
RadioShack Corporation Elects Julian Day Chairman and Chief Executive Officer
Retail Veteran Brings Strong Track Record to RadioShack
Fort Worth, Texas — July 7, 2006 — RadioShack Corporation (NYSE: RSH) today announced that its board of directors has chosen Julian Day, 54, to serve as chairman and chief executive officer of the company. Day has successfully served in senior leadership positions at several large publicly traded retailing companies in the U.S. and has played a key role in revitalizing such companies as Safeway, Sears and Kmart.
“Julian has a deep understanding of the retail industry in North America, and he is widely recognized for his ability to create value for shareholders at the companies where he has served,” said Thomas Plaskett, presiding director for RadioShack Corporation’s board of directors. “His extensive knowledge of retail operations and his experience in revitalizing some of the great American retail brands make him the ideal person to lead RadioShack as we re-establish its pre-eminent position in the industry.”
“RadioShack is a trusted and respected brand with unparalleled levels of local presence and is represented by a group of extremely talented employees. I am honored to have been chosen to lead this dedicated group of employees as we create new value for our shareholders and an exciting experience for our customers,” said Day. “I look forward to working with the management team, the board and the dedicated associates of RadioShack to produce levels of return that we and our shareholders expect.”
Claire Babrowski, president and chief operating officer, was acknowledged by the board for her contributions in serving as acting CEO since February 2006.
“The board sincerely appreciates Claire’s most recent contributions to RadioShack as acting CEO,” said Plaskett. “She is a world-class executive who stepped into the top position during a difficult time, and we are very grateful for her commitment to our company and for her leadership.”

Biographical Data on Julian Day
Day’s retailing experience includes leadership positions at Kmart Holding Corporation (formerly the parent company of Kmart Corporation), where he was elected as president and chief operating officer in March 2002 and was promoted to chief executive officer in 2003. Day successfully took the company out of bankruptcy and led the company to substantially exceed its profit plans. Under his leadership, the company’s value increased from $1.5 billion to $9 billion.
Prior to joining Kmart, he spent two years at Sears, first as chief financial officer and then as chief operating officer. As COO, he was a member of the Office of the Chief Executive and oversaw finance, logistics/supply chain, store operations, information technology and the company’s business-to-business partnerships.
Before joining Sears, Day served as executive vice president and chief financial officer for Safeway, Inc., where he was responsible for financial, technology and real estate operations. While at Safeway, he strengthened the balance sheet and improved the company’s credit rating, increased return on capital expenditures while tripling annual spending levels, and re-engineered the real estate development and construction process.
Day holds undergraduate and master’s degrees from Oxford University and an MBA from the London Business School. He also serves on the board of directors for PETCO.
Regulatory Disclosure
RadioShack Corporation also reported today that Day and RadioShack entered into a letter agreement that sets forth the terms of Day’s employment, including the following compensation package:
•	Base salary of $1 million per year.

•	Participation in the company’s existing bonus plans.
•	Stock option grants to purchase 4 million shares of RadioShack common stock of which 2.5 million of the options are an employment-inducement award outside of RadioShack Corporation’s stock option plans that require public announcement in accordance with NYSE Rule 303A.08.
•	2 million option grants will vest in increments of one-fourth beginning on the first anniversary of the date of grant.

•	2 million option grants will vest over four years based on performance targets related to increasing shareholder value.
About RadioShack Corporation
Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a growing provider of retail support services. The company operates a vast network of sales channels, including: more than 6,000 company and dealer stores; over 100 RadioShack locations in Mexico and Canada; and nearly 800 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within minutes of where 94 percent of all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.
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